Exhibit A(1)(iii)

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY A NOTIFICATION OF THE COMPANY’S OFFER TO PURCHASE.

August 24, 2007

[MEMBER NAME AND ADDRESS]

Dear Mercantile Absolute Return Fund LLC Member:

We are writing to inform you of important dates relating to an offer to purchase by Mercantile Absolute Return Fund LLC (the “Fund”). If you are not interested in tendering your limited liability company interests in the Fund (the “Interests”) for purchase at this time, please disregard this notice and take no action.

The tender offer period will begin on August 24, 2007 and end at 5:00 p.m., Eastern Time, on September 27, 2007. The purpose of the offer to purchase is to provide liquidity to members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers. The specific terms of the tender offer are governed by the terms and conditions of the enclosed Offer to Purchase and Letter of Transmittal.

Should you wish to tender your Interests or a portion of your Interests for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal either by mail or by fax to the Fund, as indicated in the Letter of Transmittal, so that it arrives no later than 5:00 p.m., Eastern Time, on September 27, 2007. If you do not wish to sell your Interests, simply disregard this notice.

NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTERESTS AT THIS TIME.

All tenders of Interests must be received by the Fund, either by mail or by fax (if by fax, an original, executed copy must be delivered promptly thereafter) in good order by 5:00 p.m., Eastern Time, on September 27, 2007.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the offer to purchase, or call (800) 239-0418.

Sincerely,

Mercantile Absolute Return Fund LLC